Exhibit 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

General

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Registrant’s Securities,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to our Annual Report on Form 10-K, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 650,000,000 shares of Class A common stock, $0.0001 par value per share, 50,000,000 shares of Class B common stock, $0.0001 par value per share and 300,000,000 shares of preferred stock, $0.0001 par value per share.

Class A Common Stock

Voting Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock, including for the election of directors. We have not provided for cumulative voting rights for our Class A common stock in our amended and restated certificate of incorporation.

Conversion Rights

Holders of our Class A common stock have no conversion rights.

Economic Rights

Dividends and Distributions.  Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Class A common stock and Class B common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of our Class A common stock and Class B common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Holders of our Class A common stock have no preemptive rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our Class A common stock.

Class B Common Stock

Voting Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our Class B common stock are not entitled to any votes per share of Class B common stock, including for the election of directors. We have not provided for cumulative voting rights for our Class B common stock in our amended and restated certificate of incorporation.

Conversion Rights

Holders of our Class B common stock shall have the right to convert each share of our Class B common stock into one share of Class A common stock at such holder's election, provided that as a result of such conversion, such holder would not beneficially own in excess of 4.99% of any class of our securities registered under the Exchange Act, unless otherwise as expressly provided for in our amended and restated certificate of incorporation. However, this ownership limitation may be increased or decreased to any other percentage designated by such holder of Class B common stock upon 61 days' notice to us.

Economic Rights

Dividends and Distributions.  Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Class B common stock and Class A common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of our Class B common stock and Class A common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Holders of our Class B common stock have no preemptive rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our Class B common stock.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 300,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the Class A common stock and the voting and other rights of the holders of Class A common stock. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•      before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•      upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•      on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the Delaware General Corporation Law defines “business combination” to include the following:

•      any merger or consolidation involving the corporation and the interested stockholder;

•      any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•      subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•      any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•      the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status owned, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, the holders of a majority of the outstanding shares of Class A common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Our amended and restated certificate of incorporation also provide that directors may be removed by the stockholders only for cause upon the affirmative vote of sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all then-outstanding shares of our capital stock entitled to vote generally at an election of the directors.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that no action shall be taken by our stockholders except at an annual or special meeting of stockholders called in accordance with our amended and restated bylaws, and no action of our stockholders shall be taken by written consent or electronic transmission. Our amended and restated bylaws also provides that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Our amended and restated bylaws also establishes advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us or our directors, officers, or employees arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A.. The transfer agent's address is 250 Royall Street, Canton, Massachusetts 02021-1011.